Boise Inc.	Exhibit 99.1
1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945
News Release
For Immediate Release: September 14, 2011

Media Contact	Investor Relations Contact
Virginia Aulin	Jason Bowman
Office 208 384 7837	Office 208 384 7456

Boise Inc. Announces Additional $75 Million Share Repurchase Program
BOISE, Idaho - Boise Inc. (NYSE: BZ) announced today that its board of directors has authorized an additional $75 million share repurchase program. This authorization follows the $75 million share repurchase program, which was announced on August 4, 2011, and completed on September 12, 2011. During the previous program, the company repurchased and retired approximately 13 million common shares at an average price of $5.68. The company currently has approximately 108 million common shares outstanding. Boise Inc. has returned $155 million of capital to shareholders through a combination of share repurchases and special dividends over the last year.
"Our strong performance and solid balance sheet have enabled us to return capital to shareholders while continuing to pursue growth opportunities in our packaging business," said Alexander Toeldte, Boise Inc.'s president and chief executive officer. "Our share repurchase program is a tool to return capital to shareholders opportunistically. We will continue to look for ways to return capital to shareholders when our performance and outlook create the appropriate opportunity.”
The share repurchase program permits the company to purchase shares through a variety of methods, including in the open market or through structured share repurchases, in accordance with applicable securities laws. The timing and extent to which the company repurchases its shares will depend upon, among other things, market conditions, liquidity targets, the company's debt obligations, and regulatory requirements. The program may be suspended or discontinued at any time.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures paper and packaging products, including imaging papers for the office and home, printing and converting papers, label and release and flexible packaging papers, corrugated containers, containerboard, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release may include statements that are "forward-looking," as defined by the securities laws. These forward-looking statements include statements about the timing, manner, and magnitude of share repurchases. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from those expressed or implied by the forward-looking statements based on a number of factors including but not limited to unexpected market developments, economic conditions impacting our products and markets, and general stock market conditions. These and other factors are detailed in the company's filings with the Securities and Exchange Commission.